EXHIBIT 10.1(z)
EMPLOYMENT AGREEMENT
     THIS AGREEMENT (“Agreement”) is made and entered into as of March 30, 2006 (the “Effective Date”) by and between Showtimes.com, Inc., a Delaware corporation (the “Company” or “Employer”), Brett West (the “Employee”), and Hollywood Media Corp., a Florida corporation (“HMC”).
RECITALS
A.	The Company is a subsidiary of HMC and is involved in conducting HMC’s “Source Business” which business is currently comprised of, among other things, three related lines of business: CinemaSource, EventSource and ExhibitorAds, and also includes the Front Row Marketing (“FRM”) business acquired in July 2004 and the business conducted by the “CinemasOnline” entities acquired in November 2005). The Source Business includes, without limitation, (i) the compilation, production and licensing of movie showtimes data (the “CinemaSource” business) and data relating to local entertainment and other events in numerous communities (the “EventSource” business), and (ii) advertising and promotional services and products for movie exhibitors (the “ExhibitorAds” business).

B.	Employee is currently employed as President of the Company.

C.	Company and Employee mutually desire to agree upon the terms of Employee’s future employment with the Company and related matters as provided in this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:
     1. Term and Employment Period. The Company shall employ the Employee and the Employee shall serve the Company, on the terms and conditions set forth herein, for the period commencing on and as of the Effective Date and terminating on March 31, 2009 (the “Initial Term”), unless terminated earlier in accordance with the terms of this Agreement; provided, however, that the Company shall have the option, in its sole discretion, to extend the term of Employee’s employment up to an additional three (3) years (the “Extension Term”) by providing Employee with notice no less than six (6) months prior to the expiration of the Initial Term. The Initial Term (together with the Extension Term if elected) of the Employee’s employment is collectively referred to as the “Employment Period” or “Term.” Effective as of the Effective Date of this Agreement, the Employment Agreement dated as of May 18, 1999 between the Employee and the Company (the “Prior Agreement”) is hereby terminated and cancelled in all respects, and no party thereto or hereto has any obligation to the other under the Prior Agreement.
     2. Duties and Responsibilities of Employee. During the Term, the Employee shall serve as President of the Company, shall report to HMC’s Chief Executive Officer, President or Chief Operating Officer (as determined by HMC’s Chief Executive Officer) and shall diligently and faithfully perform all duties and responsibilities as may be assigned to him from time to time by or upon the authority of the Company’s Board of Directors or by HMC’s Chief Executive Officer, President or Chief Operating Officer. Such duties shall specifically include (i) the duty promptly to report, to HMC’s Chief Executive Officer, President or Chief Operating Officer, any event or occurrence in the Company’s business that would reasonably be expected to be material to such business, (ii) the Employee’s duty to hire (or promote internally), train and maintain as part of the Company’s management personnel, a manager for the Source Business meeting HMC’s qualifications such that such manager would be competent to perform the duties and responsibilities of the Employee and to operate the Source Business in the event that the Employee ceases serving as President of the Company (and this manager would serve as the Employee’s “right-hand person” in operating the Source Business during the Term of this Agreement, working with and reporting to the Employee), and (iii) the duty to obtain the prior written consent of HMC’s Chief Executive Officer, President or Chief Operating Officer to the entry into any contract or arrangement by or on behalf of the Company or its business (a) involving any payment or series of payments by or to the Company of more than $15,000, whether in one or a series of transactions, or (b) which is for a term of more than two years and is not cancelable by the Company on sixty (60) days’ or less prior written notice (without penalty or payment of any kind). During the Term, the Employee shall devote all of the Employee’s working time to the performance of the services required under this Agreement and shall not engage in any other business matters, except that the Employee may develop and own a separate business and/or may serve on corporate, industry, educational, religious, civic or charitable boards or committees and/or make and attend to passive personal investments (“Permitted Collateral Activities”) so long as (i) none of the Permitted Collateral Activities is a “Competing Activity” (as defined in Section 9 hereof), (ii) each Permitted Collateral Activity is outside the parameters defined in “New Business Opportunity” (as defined in Section 9), (iii) such Permitted Collateral Activities do not impair or interfere with Employee’s performance of his duties hereunder, (iv) Employee devotes no less time and attention to the Company’s business and interests than he has devoted during the years of his employment with the Company prior to this Agreement, (v) such Permitted Collateral Activities are conducted in a manner that does not impair the Company’s business or its employees, and do not impose any expenses or costs upon the Company, HMC or any other HMC Entity (HMC and its subsidiaries, together with its nonconsolidated businesses including MovieTickets.com and Netco Partners, are sometimes referred to herein as the “HMC Entities” or individually as an “HMC Entity”), and (vi) the Permitted Collateral Activities do not involve any employees or consultants of, or utilize any assets, resources or equipment of, the Company or other HMC Entity. The Employee shall at all times perform his duties and responsibilities under this Agreement and conduct the Company’s business in compliance with all applicable laws, rules, regulations or ordinances and in compliance with any judgments, orders or decrees or other legal obligations binding on the Company.
     3. Compensation.
          (a) Base Salary; Advance Payments; Stock Options; Stock Grant.
          Base Salary. Employee shall be paid a base salary during the period he is employed hereunder beginning on the Effective Date at the annual rate of three hundred thousand dollars ($300,000) (the “Base Salary”), with such Base Salary payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. On April 1, 2007 and on each annual anniversary of April 1, 2007 while Employee is employed hereunder during the Term (each such date, a “Salary Adjustment Date”), the Base Salary shall be increased to the corresponding annual rate specified in the following table commencing as of the applicable Salary Adjustment Date (as indicated in the table, the amount of the increase in 2011 depends on achievement of the EBITDA Bonus for the 2010 Bonus Year under Section 3(b) below):

Salary Adjustment Date	Base Salary
April 1, 2007	$350,000
April 1, 2008	$400,500
April 1, 2009	$460,000
April 1, 2010	$500,000
April 1, 2011	$535,000 if EBITDA Bonus earned for 2010 Bonus Year, otherwise $517,500

Advances. The Employee shall receive the “Advance Payments” as provided under Section 3(c)(v) below.
Stock Options upon Extension. In the event that the Company exercises its option to extend this Agreement for an Extension Term under Section 1 of this Agreement, then the Employee shall be granted fully exercisable stock options to purchase 125,000 shares of common stock of HMC under HMC’s stock option plan, having an exercise price per share equal to the grant date market value per share of common stock as determined under the terms of the applicable stock option plan, all of which options shall expire five years after the applicable grant date.
Quarterly Stock Grant. On each “Grant Date” in the table below this paragraph, if the Employee is employed under this Agreement on such applicable date, the Employee shall be granted such number of fully vested shares of common stock of HMC (a “Stock Grant”) under HMC’s stock incentive plan as calculated by the formula in this paragraph below, which shares shall be granted as of such Grant Date (and promptly delivered to the Employee no later than 10 days following the applicable Grant Date). The Employee shall comply, in connection with any sales of such shares, or shares issued under the stock options referenced above, with any request by HMC of the Employee to coordinate such sales with or through one or more market makers or other registered broker/dealers designated by HMC. The number of shares to be issued with respect to any particular Grant Date shall be equal to the quotient of (i) the corresponding Stock Payment Amount for the particular Grant Date from the table below (either $125,000 or $131,000, as the case may be), divided by (ii) the last reported sale price of HMC’s common stock per share as reported by Nasdaq for the date prior to the Grant Date. As stated in the provisions of Section 3(b) below in the paragraph under the caption “Proceeds of Stock Sales”, such provisions apply to each Stock Grant as expressly provided therein.

Grant Date	Stock Payment Amount
April 1, 2006	$125,000
July 1, 2006	$125,000
October 1, 2006	$131,000
January 1, 2007	$131,000

          (b) Annual Bonus if Meet EBITDA Budget. “Exhibit A” attached to this Agreement and the terms thereof are incorporated herein and constitute part of this Agreement. In addition to the Base Salary and other compensation set forth above, for each “Bonus Year” (as defined in Exhibit A hereto) ending during the Employee’s employment hereunder, Employee shall be entitled to receive a bonus (an “EBITDA Bonus”) for such Bonus Year, subject to the following terms and conditions: If the “Company EBITDA” (as defined in Exhibit A) achieved for such Bonus Year is not less than the applicable “EBITDA Budget” for such Bonus Year specified in Exhibit A (as adjusted), then the EBITDA Bonus for such Bonus Year shall be the sum of (i) $50,000, plus (ii) 20% of the amount (if any) by which (A) the remainder of the Company EBITDA for such Bonus Year after deducting $50,000, exceeds (B) the applicable EBITDA Budget for such Bonus Year, except that the portion of the EBITDA Bonus under this clause (ii) shall not exceed the applicable “Bonus Cap” in the following table for the corresponding Bonus Year:

Bonus Year	Bonus Cap
2005	$125,000
2006	$150,000
2007	$175,000
2008	$200,000
2009	$225,000
2010	$250,000
2011	$270,000

For example, if the Company EBITDA for a particular Bonus Year was $3,000,000 and the applicable EBITDA Budget for such year was $2,500,000, then the EBITDA Bonus for such Bonus Year would be the sum of (i) $50,000, plus (ii) (0.20 x ($2,950,000 — $2,500,000)), which calculation results in an EBITDA Bonus of $140,000 (subject to limitation under the Bonus Cap if applicable). The EBITDA Bonus for any Bonus Year under this paragraph (b) shall be due and payable on May 31 of the year following the Bonus Year (such May 31 date being referred to as the “Payment Date”), and is payable in cash or in registered shares of HMC’s common stock (as provided below), or partially in cash and partially in stock, as determined by HMC in its sole discretion (it being contemplated that registered stock, if issued, may be issued pursuant to one of HMC’s shareholder-approved compensation plans or otherwise in compliance with Nasdaq listing (or other stock listing) requirements applicable to HMC, as determined by HMC in its sole discretion). If HMC elects to pay an EBITDA Bonus or portion thereof in shares of stock, HMC shall issue and deliver or cause to be issued and delivered to the Employee, on a date (the “Issue Date”) which shall be on or within 10 days after the Payment Date, such number of shares (the “Bonus Shares”) of common stock of HMC (or its successor) equal to the quotient of (i) the dollar amount of the bonus to be paid in stock (the “Stock Payment Amount”), divided by (ii) the “Fair Market Value” (as defined below) per share of such common stock as of the Issue Date. The issuance of such shares is subject to withholding if applicable as provided under Section 3(g) hereof. The Employee agrees to comply with applicable securities laws in connection with any sales of Bonus Shares and any shares issued under Section 3(a) above or 3(c) below, or any acquisition or sale of shares of stock of HMC whether under this Agreement or otherwise.
“Fair Market Value” of a share of common stock on any date of reference shall mean the arithmetic average of the “Closing Price” (as defined below) of the common stock on the five consecutive business days ending on and including the third business day immediately preceding such date of reference. For the purpose of determining Fair Market Value, the “Closing Price” of the common stock on any business day shall be (i) if the common stock is listed or admitted for trading on any United States national securities exchange, or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of the common stock on such exchange or reporting system, (ii) if the common stock is quoted on the National Association of Securities Dealers Automated Quotations System (“NASDAQ”), or any similar system of automated dissemination of quotations of securities prices in common use, the last reported sale price of the common stock on such system or, if sales prices are not reported, the mean between the closing high bid and low asked quotations for the common stock for such day on such system, or (iii) if neither clause (i) or (ii) is applicable, the mean between the high bid and low asked quotations for the common stock for such day as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for the common stock on at least five of the ten preceding business days. If neither (i), (ii), or (iii) above is applicable, then Fair Market Value shall be determined in good faith by HMC’s Board of Directors.

Proceeds of Stock Sales. With respect to any particular issuance of shares of common stock to the Employee (“Payment Shares”) under the following terms of this Agreement (a) a “Quarterly Stock Grant” under section 3(a) above, or (b) in payment of an EBITDA Bonus as provided in this Section 3(b) above, or (c) in payment of a Sale Bonus, Term Bonus or Supplemental Bonus as provided in Section 3(c)(iii) or 3(c)(iv) below as the case may be, or (d) in payment of an Advance Payment as provided in Section 3(c)(v) below; if (i) the Employee sells all such Payment Shares (not including shares withheld by HMC to cover tax withholding requirements, if any) during and before the end of the applicable “Selling Period” (which “Selling Period” for any particular issuance shall commence on the date of issuance and end on the earlier of the 180th day following the issuance date or on November 30 of the calendar year in which the shares are issued), (ii) the Employee complies in connection with such sales with any request by HMC of the Employee to coordinate such sales with or through one or more market makers or other registered broker/dealers designated by HMC, and (iii) the Employee’s total proceeds from such sales (net of brokerage costs) are less than the applicable “adjusted Stock Payment Amount” (after adjusting the Stock Payment Amount by deducting the dollar amount of the withholding taken by HMC, if any), then HMC shall pay Employee in cash an amount equal to the amount by which the applicable “adjusted Stock Payment Amount” exceeds the sum of (i) such net proceeds from the sale of such Payment Shares and (ii) the value of any and all cash, stock, dividends and/or any other consideration paid on such Payment Shares to Employee, which cash payment, if applicable, shall be paid within 30 days following Employee’s notice to HMC that such payment is due (and the Employee shall give such notice to HMC within 30 days after completion of such sales within the required Selling Period but in no event later than November 30 of the year in which the shares are issued). The Employee agrees to comply, in connection with any sales of such shares, with any request by HMC of the Employee to coordinate such sales with or through one or more market makers or other registered broker/dealers designated by HMC.
          (c) Other Bonuses. In addition to the annual bonuses set forth above, Employee may be eligible for either the Sale Bonus under Section 3(c)(i) or the Term Bonus under Section 3(c)(ii) hereof, subject to the following terms and conditions (and the parties confirm that these terms for calculating the Sale Bonus and Term Bonus are components of a negotiated compensation arrangement and are not intended to reflect the actual or potential value of HMC’s Source Business to Hollywood Media or to a third party):
(i)	Bonus Upon Sale of Company. If at any time during and prior to expiration of the Term, (1) Employee is then currently employed under this Agreement and there has not been any prior “Company Sale” (as defined in this paragraph below) during the term of this Agreement, and (2) all or substantially all of the Company’s assets (including (a) assets comprising 90% or more of the book value of the Company’s assets and (b) contracts generating at least 90% of the Company’s revenues) or all of Company’s outstanding capital stock is sold to a third-party unaffiliated with either the Company or HMC (a “Company Sale”), then Employee shall be eligible to receive a bonus (a “Sale Bonus”) equal to the positive sum (if any) of: (a) ten percent (10%) of the amount by which (i) the “Existing Business Purchase Price” (as defined below) exceeds (ii) the “Existing Business Base Value” (as defined below), plus (b) fifteen percent (15%) of the amount by which (i) the “Acquired Business Purchase Price” (as defined below) exceeds (ii) the “Acquired Business EBITDA Value” (as defined below), plus (c) twenty percent (20%) of the “New Business Purchase Price” (if any, as defined below), minus (d) the amount of the Aggregate Advance under paragraph (v) below, and minus (e) any prior Term Bonus. It is hereby understood and agreed that the sale of all or substantially all of the assets or stock of HMC, shall not be considered a “Company Sale” for purposes hereof. The Sale Bonus, if any, shall be payable as provided in paragraph (iii) below. To clarify certain aspects of the foregoing portion of this paragraph, the parties confirm and agree that the Employee’s potential Sale Bonus shall be calculated in connection with the first Company Sale (and not with respect to any subsequent Company Sale), and in no event shall the Employee receive more than one Sale Bonus under this Agreement.

(ii)	Bonus Upon Expiration of Employment Period or Termination without Cause. At the time of the first to occur of (a) the Employee’s employment hereunder on March 31, 2009 (the last day of the Initial Term), or (b) the date of the Company’s termination of the Initial Term under Section 12(c) hereof, as the case may be (the “Expiration Date”), then Employee shall be eligible to receive a bonus (a “Term Bonus”) equal to the positive sum (if any) of: (a) ten percent (10%) of the amount by which (i) the “Existing Business EBITDA Value” (as defined below) exceeds (ii) the Existing Business Base Value, plus (b) fifteen percent (15%) of the amount by which the Acquired Business EBITDA Value exceeds the “Acquired Business Base Value” (as defined below), plus (c) twenty percent (20%) of the New Business EBITDA Value, minus (d) the amount of the Aggregate Advance under paragraph (v) below, and minus (e) any prior Sale Bonus. The Term Bonus, if any, shall be payable as provided in paragraph (iii) below.

In addition to payment of the Term Bonus under the foregoing paragraph, if the Company elects an Extension Term (of any duration, as specified by the Company) as provided under Section 1 hereof, then at the time of the first to occur of (a) the Employee’s employment hereunder on the last day of such Extension Term period designated by the Company, or (b) the date of the Company’s termination of such Extension Term under Section 12(c) hereof, as the case may be (the “Expiration Date”), the Employee shall be eligible to receive another Term Bonus equal to the positive amount, if any, obtained by subtracting (A) the amount of the prior Term Bonus (if any) under the preceding paragraph, and the amount of any prior Sale Bonus occurring before or after such prior Term Bonus, from (B) the sum of: (a) ten percent (10%) of the amount by which (i) the Existing Business EBITDA Value exceeds (ii) the Existing Business Base Value, plus (b) fifteen percent (15%) of the amount by which the Acquired Business EBITDA Value exceeds the Acquired Business Base Value, plus (c) twenty percent (20%) of the New Business EBITDA Value.

For purposes hereof:

“Existing Business Purchase Price” means the “Net Purchase Price” (as defined below) less (a) the “Acquired Business Purchase Price” (as defined below) and less (b) the “New Business Purchase Price” (as defined below).

“Net Purchase Price” means the purchase price paid to the Company and/or HMC at closing for the purchase of the Company less the sum of (a) any and all debt, payables and other liabilities of the Company not assumed or acquired by purchaser at the close of such sale (in other words, all such liabilities that remain liabilities of HMC or any subsidiary or affiliate of HMC following the closing), and (b) any and all legal fees, accountants’ fees, investment banker, brokerage or finders fees and other transaction costs and fees and closing costs incurred or paid by HMC or any subsidiary of HMC.

“EBITDA Period” means, (i) with respect to the calculation of a Sale Bonus, the full calendar year ending prior to the year in which occurs the consummation of the Company Sale, and (ii) with respect to the calculation of a Term Bonus, the full calendar year ending prior to the applicable Expiration Date.

“Acquired Business Purchase Price” means the portion of the Net Purchase Price calculated by multiplying the Net Purchase Price by a fraction, the numerator of which shall be the “Acquired Business EBITDA” (as defined below) for the EBITDA Period, and the denominator of which shall be the “Company EBITDA” for the EBITDA Period.

“New Business Purchase Price” means the portion of the Net Purchase Price calculated by multiplying the Net Purchase Price by a fraction, the numerator of which shall be the “New Business EBITDA” (as defined below) for the EBITDA Period, and the denominator of which shall be the “Company EBITDA” for the EBITDA Period.

“Acquired Business EBITDA” means the portion of the Company EBITDA for the EBITDA Period contributed by “Acquired Divisions” (as defined below), as reflected in the Company’s financial statements and accounting records used for calculating Company EBITDA for the EBITDA Period.

“New Business EBITDA” means the portion of the Company EBITDA for the EBITDA Period contributed by “New Business Divisions” (as defined below), as reflected in the Company’s financial statements and accounting records used for calculating Company EBITDA for the EBITDA Period.

“Acquired Divisions” means any operating business lines of the Company (which are separately accounted for as a separate business line by the Company) that are acquired, after the date of this Agreement, by purchase of an operating business entity or operating business assets (except that the following business of the Company shall be included as Acquired Divisions notwithstanding acquisition thereof prior to the date of this Agreement: (1) the Front Row Marketing (“FRM”) business acquired in July 2004, and (2) the business conducted by the “CinemasOnline” entities acquired in November 2005).

“New Business Divisions” means any new business division(s) of the Company’s business created after the date of this Agreement and meeting the following requirements: (i) the division is one for which the Company’s financial statements include separate income statements (i.e. profit and loss statements or statements of operations from which EBITDA (earnings before interest, taxes, depreciation and amortization) can be computed for such division) which are consolidated for purposes of preparing the Company’s financial statements used for calculating Company EBITDA, (ii) the Employee and the Company both agree in writing that such division qualifies as a “New Business Division”, and (iii) the division does not include operations that were purchased or acquired; except that the following business of the Company shall be included as “New Business Divisions” notwithstanding creation thereof prior to the date of this Agreement: Brochures/handouts for Exhibitors, and csXpress and csPremiere.

“Existing Business Base Value” means $10,300,000.

“Acquired Business EBITDA Value” means the product of (a) the Acquired Business EBITDA, multiplied by (b) seven (7).

“New Business EBITDA Value” means the product of (a) the New Business EBITDA, multiplied by (b) seven (7).

“Total Business EBITDA Value” means the product of (a) the Company EBITDA for the applicable EBITDA Period, multiplied by (b) seven (7).

“Existing Business EBITDA Value” means the Total Business EBITDA Value less (a) the Acquired Business EBITDA Value and less (b) the New Business EBITDA Value.

“Acquired Business Base Value” means the aggregate purchase price paid (whether paid in cash, property, securities or otherwise, including assumed or acquired debts and liabilities as well as professional fees and costs in the transaction, such as legal, accounting or investment banking services) for any and all purchases or acquisitions, after the date of this Agreement (as well as for the acquisitions of CinemasOnline and FRM, whether paid or incurred before or after the date of this Agreement), of any company, business or business assets acquired for the Company’s business, except as otherwise provided in paragraph (d) below.

(iii)	Payment of Sale Bonus or Term Bonus. The Sale Bonus or Term Bonus, if any, shall be payable in cash or unregistered shares of HMC’s common stock (as provided below), or partially in cash and partially in unregistered shares of stock, as determined by HMC in its sole discretion (it being acknowledged that any stock payment issued would need to be issued in compliance with Nasdaq listing (or other stock listing) requirements applicable to HMC, as determined by HMC in its sole discretion). The cash portion of any Sale Bonus or Term Bonus is referred to below as the “Cash Amount”. HMC must notify the Employee of the amount of the Cash Amount, or the percentage of the Sale Bonus or Term Bonus that will be the Cash Amount, prior to (a) the closing of the Company Sale (in the case of a Sale Bonus) or (b) the Expiration Date (in the case of a Term Bonus), as the case may be (the “Payment Date”). The Cash Amount of any Sale Bonus would be paid within 10 days after the applicable Payment Date, and the Cash Amount of any Term Bonus would be paid in twelve (12) equal consecutive monthly installment payments, with the first installment payable on the one month anniversary date of the applicable Payment Date, except that if a Term Bonus has not been paid in full by March 15 of the calendar year following the year in which the applicable Expiration Date occurs, then the outstanding balance of the Term Bonus shall be paid on or before such March 15th date. If HMC elects to pay a bonus or portion of a bonus in unregistered shares of stock, HMC shall issue and deliver or cause to be issued and delivered to the Employee, on a date (the “Issue Date”) which shall be on or within 10 days after the Payment Date, such number of shares of common stock of HMC (or its successor) equal to the quotient of (i) the dollar amount of the bonus to be paid in stock (the “Stock Payment Amount”), divided by (ii) the “Fair Market Value” (as defined above) per share of such common stock as of the Issue Date. HMC may in its sole discretion determine to pay a portion of a Sale Bonus or a Term Bonus using shares of stock registered under its stock compensation plans or otherwise registered. The issuance of such shares is subject to withholding if applicable as provided under Section 3(g) hereof.

(iv)	Supplemental Bonus if a Company Sale occurs following Termination without Cause. If the Company terminates the Term without Cause under Section 12(c) hereof, and if either (a) at the date of such termination HMC has executed and delivered a signed, written letter of intent or definitive agreement to consummate a “Company Sale” (as defined above) and the closing of such Company Sale occurs within one year following the termination date, or (b) at the date of such termination HMC is in negotiations (but has not executed a definitive agreement or letter of intent) with a potential purchaser to consummate a Company Sale and the closing of a Company Sale to such purchaser occurs within 180 days following the termination date; then the Employee shall be eligible to receive a bonus (a “Supplemental Bonus”) equal to the amount by which (i) the “Sale Bonus” that would have been payable to the Employee in respect of such consummated Company Sale (assuming that the Employee’s employment was not terminated and that the Employee was employed hereunder at the time of closing of such Company Sale) exceeds (ii) the aggregate Term Bonuses paid or payable to

Employee under Section 3(c)(ii) hereof. The Supplemental Bonus, if any, shall be payable as provided below.

Payment of Supplemental Bonus. The Supplemental Bonus, if any, shall be payable in cash or unregistered shares of HMC’s common stock (as provided below), or partially in cash and partially in unregistered shares of stock, as determined by HMC in its sole discretion (it being acknowledged that any stock payment issued would need to be issued in compliance with Nasdaq listing (or other stock listing) requirements applicable to HMC, as determined by HMC in its sole discretion). HMC must notify the Employee of the amount (or the percentage) of the Supplemental Bonus to be paid in cash, prior to the closing of the corresponding Company Sale. The cash portion of any Supplemental Bonus would be due and payable on the applicable “Payment Date”, which Payment Date shall be the earlier of (x) the ninetieth (90th) day following the closing of the corresponding Company Sale, or (y) March 15 of the calendar year following the year in which the Company Sale occurs. If HMC elects to pay such bonus or portion thereof in unregistered shares of stock, HMC shall issue and deliver or cause to be issued and delivered to the Employee, on a date (the “Issue Date”) which shall be on or within 10 days after the Payment Date (but in no event later than the March 15th date referenced in this paragraph above), such number of shares of common stock of HMC (or its successor) equal to the quotient of (i) the dollar amount of the bonus to be paid in stock (the “Stock Payment Amount”), divided by (ii) the “Fair Market Value” (as defined above) per share of such common stock as of the Issue Date. HMC may in its sole discretion determine to pay a portion of the Supplemental Bonus using shares of stock registered under its stock compensation plans or otherwise registered. The issuance of such shares is subject to withholding if applicable as provided under Section 3(g) hereof.

(v)	Payment of Quarterly Advances on future Bonus. The parties acknowledge that the purpose of this paragraph (v) is to provide an agreed method for the Employee to receive advances of a portion of the potential value of the Term Bonus or Sale Bonus prior to the time when a Term Bonus or Sale Bonus otherwise becomes payable under this Agreement, and for that purpose it is agreed that the Employee shall receive, on or before the applicable “Payment Date” in the following table, the corresponding “Advance Payment” in the amount set forth beside that date in the table, payable as provided in this paragraph below, except that an Advance Payment (or portion thereof) shall not be paid if (a) the Employee is not employed under this Agreement on such Payment Date, or (b) the “Aggregate Advance” (as defined below) exceeds or would exceed the amount of the Term Bonus that would be payable assuming that the Term ended as of the applicable Payment Date for such Advance Payment, or (c) the Aggregate Advance exceeds or would exceed the amount of the Sale Bonus that would be payable upon the closing of a “Company Sale” contemplated by a bona fide letter of intent or definitive agreement, if any, signed by HMC and the acquiror and which is in effect as of the applicable Payment Date for such Advance Payment, or (d) the Employee already received a Sale Bonus or Term Bonus. The term “Aggregate Advance” means the aggregate total of the Advance Payments made to Employee. Each Advance Payment is payable in cash or registered shares of HMC’s common stock (as provided below), or partially in cash and partially in stock, as determined by HMC in its sole discretion. If HMC elects to pay any of an Advance Payment in shares of stock, HMC shall issue and deliver to the Employee, on a date (the “Issue Date”) which shall be on or within 10 days after the Payment Date, such number of shares of common stock of HMC (or its successor) equal to the quotient of (i) the dollar amount of the Advance Payment to be paid in stock (the “Stock Payment Amount”), divided by (ii)

the “Fair Market Value” (as defined below) per share of such common stock as of the applicable Issue Date. The issuance of such shares is subject to withholding if applicable as provided under Section 3(g) hereof. The Employee shall comply, in connection with any sales of such shares, with any request by HMC of the Employee to coordinate such sales with or through one or more market makers or other registered broker/dealers designated by HMC.

Payment Date: Advance Payment	Payment Date: Advance Payment
April 10, 2006: $162,500	Oct. 10, 2007: $37,500
July 10, 2006: $50,000	Jan. 10, 2008: $37,500
Oct. 10, 2006: $50,000	April 10, 2008: $24,875
Jan. 10, 2007: $50,000	July 10, 2008: $24,875
April 10, 2007: $37,500	Oct. 10, 2008: $24,875
July 10, 2007: $37,500	Jan. 10, 2009: $24,875

Offset of Excess Advance Payments. If the calculation of the Sale Bonus or Term Bonus under Section 3(c)(i) or Section 3(c)(ii) above, as the case may be, results in a negative number (or results in a larger negative number) due to the subtraction of the Aggregate Advance in the applicable calculation formula in such Sections, then the amount of such negative number (or such increase in a negative number, as the case may be) may be applied by the Company and/or HMC to offset against any other payments due to Employee by the Company and/or HMC under this Agreement, and if there is any remaining balance of such negative amount after such offset, the Employee shall promptly repay such balance to the Company (such payment to be made not later than 10 days following the Company’s demand).

Offset or Repayment of Advance Payments if Termination by Employee before end of Initial Term or Termination by Company for Cause. If either (a) the Employee terminates his employment hereunder prior to the end of the Initial Term (not including a termination caused by Employee’s death) or (b) the Employee’s employment is terminated for “Cause” under Section 12(b) hereof or terminated due to disability under Section 12(a) hereof; then the Employee shall repay the full amount of the Advance Bonus to the Company within ten (10) days after such event (and any such due and unpaid amount may be offset by the Company and/or HMC against any amounts otherwise payable to the Employee).

(d)	Employee’s Acceptance or Rejection of Acquisitions. Notwithstanding anything to the contrary in this Agreement or Exhibit A hereto, and subject to the following terms and conditions of this paragraph, in the event that the Employee gives a timely “Rejection Notice” (as defined below) regarding a “Proposed Acquisition” (as defined below), then (i) there shall be no adjustment to the EBITDA Budget in respect of the consummation of such Proposed Acquisition as otherwise contemplated in Exhibit A hereto, and (ii) there shall be no increase in the “Acquired Business Base Value” in respect of the purchase price for such Proposed Acquisition as otherwise contemplated in the definition of “Acquired Business Base Value” above. A Rejection Notice will not be timely given unless delivered in writing to the Chief Executive Officers of each of the Company and HMC prior to the signing of an agreement to consummate the Proposed Acquisition, and the Rejection Notice must unequivocally state that the Employee rejects the acquisition for purposes of the bonus calculations under this Section 3(b). “Proposed Acquisition” means a proposed acquisition by the Company of any company, business or business assets to be acquired for the Company’s business. During the term of Employee’s employment hereunder, the Company will inform Employee about any Proposed Acquisition prior to the time a definitive agreement to consummate the acquisition is signed by the Company, provided, however, that the Employee will be deemed to have notice and be informed about any Proposed Acquisition with respect to which the Employee participates in negotiations thereof.

(e)	Re-investment of free cash flow. The Company acknowledges its intent to make available up to approximately 30% of the Company’s annual “free cash flow” (this means annual Company EBITDA less capital expenditures and other uses of cash not reflected in Company EBITDA) to be available to be re-invested in the Company’s business through capital expenditures or for working capital or otherwise invested or used in the acquisition of parallel type businesses, in each case if reasonably necessary and subject to the Company’s and HMC’s rights to use such cash for other significant cash needs of the HMC Entities and subject to the mutual approval of the Company’s business plan in each case by Employee, the Company and HMC. The funds invested will be capitalized and amortized if and to the extent reasonably permitted under generally accepted accounting principles in the U.S.A. (GAAP) for purposes of calculating Company EBITDA.

(f)	Shares to be Issued under Shareholder-Approved Plans. The parties acknowledge that, except for shares required to be granted or issued under stock options pursuant to Section 3(a) of this Agreement, HMC is not obligated to issue any shares of stock to Employee unless HMC elects to do so in its sole discretion as provided in various terms of this Agreement. The parties also contemplate and agree that, due to various Nasdaq and SEC requirements, if HMC elects to issue shares as provided under this Agreement, then HMC will do so only pursuant to a duly approved issuance pursuant to one of HMC’s shareholder-approved equity compensation plans (except to the extent in any case that HMC determines in its discretion that such legal requirements are not applicable in such case), provided, however, that any shares issued to Employee pursuant to this Agreement will not be subject to any restrictions or limitations on resale imposed by such equity compensation plans unless such restrictions are required by applicable law. Such shares are subject to withholding if applicable as provided under Section 3(g) hereof.

(g)	Tax Withholding Requirements. Notwithstanding anything to the contrary in this Agreement, the Company or other payor of any compensation to Employee under this Agreement may withhold from such amounts, or from any other amounts owed by the Company or such other payor to the Employee, and pay over to the appropriate government tax authorities such amounts (“Withholding Taxes”) as may be necessary to comply with applicable Federal, state and local tax withholding requirements relating to taxes imposed on the Employee, including, without limitation, those requirements set forth in Subtitle C, Chapter 21, and Subtitle C, Chapter 24, Subchapter A of the Internal Revenue Code and the income tax withholding provisions relating to applicable state income taxes. Unless HMC and the Employee otherwise agree, in the event that the Company or HMC is required to withhold Withholding Taxes by reason of payments made or to be made to Employee in the form of shares of common stock, such withholding shall be satisfied through a reduction in the number of shares otherwise to be transferred to the Employee by a quantity of shares the fair market value of which (as determined in the manner prescribed in Section 3(b) of this Agreement) is equal to the amount of Withholding Taxes required to be withheld and paid over to the tax authorities by reason of the payment of shares to the Employee. Any amount so withheld pursuant to this provision of the Agreement (whether from a cash payment or a payment in the form of shares of common stock) shall be treated for purposes of this Agreement as if paid to the Employee.

(h)	No Fractional Shares. Notwithstanding anything to the contrary in this Agreement, HMC shall not be required to issue any fractional shares of capital stock to Employee, and in the event that a calculation of shares issuable to Employee under this Agreement results in a fraction of a share, the fraction shall be rounded up or down to the nearest whole share, as the case may be.

(i)	Tax Code Section 409A. The parties believe that the provisions of this Agreement are in compliance with the requirements of Internal Revenue Code section 409A as presently in effect and as interpreted by IRS Notice 2005-1 and the Treasury regulations proposed for issuance under such section. In the event that, by reason of an amendment to such provision or the issuance of additional guidance by the U.S. Treasury or the Internal Revenue Service, it appears likely that any of the payment obligations hereunder subject to the requirements of section 409A is not in compliance with those requirements, the parties will cooperate in good faith to endeavor to amend the Agreement, and/or take such other action as may be necessary to, meet those requirements in a manner that fairly and equitably preserves, to the extent reasonably achievable and mutually agreeable, the economic benefits of the parties intended under this Agreement.

Agreement to Comply with Section 409A Requirement for timing of payment of compensation by reason of separation of service. The parties acknowledge that the requirements of Section 409A of the Code referenced above include a requirement that payment of certain compensation payable in connection with separation of service cannot be made prior to the end of a six-month period following the termination of service. The parties hereby expressly agree that, notwithstanding anything to the contrary in this Agreement, if any payment to the Employee is required under Section 409A to be paid by reason of a separation from service, such payment shall not be made before the date which is six months after the date of separation from service (or, if earlier, the date of death of the Employee).
     4. Place of Performance. Except for required travel on the Company’s business, the Employee shall be based at the Company’s offices in Ridgefield, Connecticut or, as the Company may from time to time determine in its sole discretion, at such other location within a thirty-mile radius thereof or at the Company’s offices located in New York City if from time to time such temporary relocation is requested by the Company’s or HMC’s chief executive officer. The Employee shall also attend periodic meetings at HMC’s headquarters (currently in Boca Raton, Florida) upon request of HMC’s chief executive officer.
     5. Vacation. Employee shall be entitled to vacation in accordance with the HMC’s general vacation policy for employees of HMC and its subsidiaries, commensurate with other such employees holding similar titles.
     6. Employee Benefits. Employee shall be eligible to participate in all employee benefit plans and benefit programs of Company in effect during the Employment Period to the same extent as other active executive employees of the Company at his level (but excluding the Company’s stock option plans or other equity compensation plans). The Company may, without notice, change, modify, amend, or terminate any employee benefit plans and benefit programs that may be in effect either on the Effective Date or as may be adopted later.
     7. Trade Secrets. Employee acknowledges and agrees that, among Employee’s duties for Company, Employee will be employed by Company in a position which could provide the opportunity for conceiving, designing and/or reducing to practice improvements, developments, ideas or discoveries, whether patentable or unpatentable (collectively hereinafter referred to as “Trade Secrets”). Employee acknowledges that all Trade Secrets which occur as a result of Employee’s employment prior to and during the Term shall be and remain the sole and exclusive property of the Company. Employee hereby assigns, and agrees to assign, to Company all of Employee’s right, title and interest in and to any and all Trade Secrets which occur as a result of Employee’s employment with the Company prior to and during the Term.
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     8. Copyrights. Employee agrees that all right, title and interest in any and all copyrights, copyright registrations and copyrightable subject matter which occur as a result of Employee’s employment with the Company prior to and during the Term shall be the sole and exclusive property of the Company, and agrees that such works comprise works made for hire. Employee hereby assigns, and agrees to assign, to the Company all right, title and interest in any and all copyrights, copyright registrations and copyrightable subject matter which occur as a result of Employee’s employment with the Company prior to and during the Term.
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9.	Non-Competition and Non-Solicitation.
     (a) Covenant Not to Compete.
     (i) Except to the extent otherwise expressly permitted in this Section 9(a) below, at all times while the Employee is employed by the Company or other HMC Entity (and during the “Tail Period” (if any, as defined below)), the Employee shall not directly or indirectly engage in or compete with, nor directly or indirectly have any interest in, or assist or render services (whether or not for compensation, and whether as a director, officer, managing member, partner, shareholder, creditor, employee, agent, advisor or consultant) to or for any sole proprietorship, corporation, company, limited liability company, partnership, association, venture or business or any other person or entity (whether as an employee, officer, director, partner, shareholder, managing member, venturer, agent, security or equity holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) that engages in or competes or expects to compete with, any “Competing Activity” (as defined in this paragraph below); provided, however, that this Section 9(a) shall not prohibit the Employee’s ownership, solely as an investment, of securities of any issuer that are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Employee does not (a) directly or indirectly own (legally or beneficially) or control more than one percent (1.0%) of any class of capital stock or other equity of such issuer, or (b) control, acquire a controlling interest in or become a member of a group which exceeds such one percent ownership limitation or exercises direct or indirect control of such issuer. “Competing Activity” means any business anywhere in the world, whether or not conducted through the Internet or other method, described in either of the following clauses (x) and (y): (x) business comprising any one or more of such types or classes or nature of any businesses that are or were conducted (or contemplated to be conducted) by the Company (including business conducted by the Company’s subsidiaries, or by any other subsidiaries of HMC comprising part of the Source Business) at any time during the Term of this Agreement, and (y) in addition, business comprising any one or more of such other types or classes or nature of any businesses that are or were conducted (or contemplated to be conducted) by HMC or any other HMC Entity (other than the Company) at any time during the Term of this Agreement in which the Employee had some significant level of involvement, and any natural extensions or evolutions of the businesses referenced in the foregoing clause (x) or this clause (y).
     (ii) The “Tail Period” shall be any period up to three (3) years as specified by the Company before or within forty-five (45) days after employment is terminated with or without Cause by Employer or by the Employee for any reason (or without any reason) or by reason of the expiration of the Employment Period, but such period shall continue only so long as Employer continues to pay the applicable “Tail Payment” (as provided below) if any, provided, however, that notwithstanding the foregoing provisions of this sentence to the contrary, (A) if the Company fails to give an Acceptance Notice (as defined below) in response to a “New Business Notice” (as defined below) from the Employee, then (subject to the conditions that the Employee is not in material breach of this Agreement, the Company does not have “Cause” to terminate the Employee’s employment hereunder, and the Employee’s employment is not terminated by the Employee) the “Specified New Business” (as defined below) that is the subject of such New Business Notice (but not any other Competing Activity) shall be deemed not to constitute a Competing Activity from and after the last day of employment (subject to the last sentence of this paragraph), (B) if the Employee terminates his employment in accordance with the following paragraphs of this Section 9(a) (a “Conforming Termination”) in order to pursue a “Specified New Business”, then (subject to the conditions that the Employee is not in material breach of this Agreement, and the Company does not have “Cause” to terminate the Employee’s employment hereunder) the Tail Period shall be three (3) years and there shall be no requirement for any Tail Payment, and the Specified New Business that is the subject of the New Business Notice given by Employee in connection with such termination (but not any other Competing Activity) shall be deemed not to constitute a Competing Activity from and after the last day of employment (subject to the last sentence of this paragraph), and (C) if the Employee’s employment is terminated by the Company for “Cause” (as defined in Section 12 hereof), or terminated by the Employee, the Tail Period shall be three (3) years and there shall be no requirement for any Tail Payment. Notwithstanding the provisions of the foregoing clauses (A) and (B) of this paragraph (ii), if the Employee conducts the Specified New Business (to which either such clause relates) in a fashion that is substantially inconsistent with the applicable New Business Notice, then such activities shall not be excluded from constituting a Competing Activity under either such foregoing clauses (A) and (B).
Amount of Tail Payment: The Tail Payment, if applicable as provided above, during the Tail Period shall be paid at a rate equivalent to fifty percent (50%) of Employee’s base salary at the time employment terminates (and payable in accordance with the normal payroll schedule), except that (a) if the termination occurs during the Initial Term the Tail Payment rate shall be not less than the rate of $225,000 per year, and (b) if the termination occurs during the Extension Term the Tail Payment rate shall be not less than the rate of $250,000 per year; and further provided that (x) if the Employee’s employment is terminated by the Company without “Cause” (as defined in Section 12 hereof) then the Tail Payment rate shall be the greater of $350,000 per year or one hundred (100%) of Employee’s base salary at the time employment terminates (and payable in accordance with the normal payroll schedule), and (y) as stated in clauses (B) and (C) of the preceding paragraph (ii), there is no Tail Payment in the case of a termination as stated in such clauses.
     (iii) For purposes of this Agreement, “New Business Opportunity” means any opportunity, venture, idea or concept developed by Employee that would utilize (in a material and meaningful manner) existing assets, owned by the Company, HMC, or any of their respective subsidiaries (but excluding MovieTickets.com and Tekno Books and Netco Partners and any other business unit now or in the future not wholly owned by HMC), or aligns or relates with or is competitive to a business of HMC or its subsidiaries, or is a business vertically or horizontally related to a business of the Company or one of HMC’s other businesses (but excluding MovieTickets.com and Netco Partners), in each case in a material and meaningful manner. Notwithstanding anything to the contrary in this Agreement, whenever the Employee shall be aware of a New Business Opportunity (whether or not developed by the Employee) during the term of employment hereunder, the Employee shall promptly bring such opportunity to the attention of the Company’s Board of Directors in writing, or orally (if confirmed in writing), and give a copy to HMC’s chief executive officer. All such new business opportunities shall be offered to the Company and HMC. Nothing in this Agreement grants Employee any right to utilize any assets or resources of any HMC Entity.
     (iv) If the Employee desires to invoke his rights if applicable under either of clauses (A) or (B) of Section 9(a)(ii) above (which clauses provide for certain exceptions to the Employee’s covenant not to compete following termination of his employment), such that the Employee would not be prohibited (as provided above) from engaging (following termination of employment) in a particular New Business Opportunity (a “Specified New Business”) in the event that the Company does not pursue such business for itself, the Employee shall first deliver to the Company’s Board of Directors (and a copy to HMC’s Chief Executive Officer), a written description of the Specified New Business (the “New Business Notice”) with reasonable particularity as to the specific nature and activities contemplated to be involved in conducting the Specified New Business including without limitation the products, services, customers, markets, pricing, fixed and variable costs, budgets, capital expenditures, competitors, barriers to entry, risks and potential losses and liabilities, together with a feasibility analysis including business and financial descriptions, estimates and projections based on reasonably supportable assumptions (and in any event such Specified New Business shall be an opportunity which the Employee believes in good faith following his reasonable diligence is (and which the New Business Notice reasonably presents as) a viable profitable business opportunity for the Company and shall be presented in the New Business Notice in a fashion that is not misleading). If the Employee desires to pursue clause (B) of Section 9(a)(ii) above, then such New Business Notice shall include the Employee’s written notice to the Company that, if the Company does not itself pursue the Specified New Business, then the Employee will or might terminate his employment in order to engage himself in the Specified New Business. If (i) the Company does not deliver notice to the Employee, within the 45-day period following its receipt of the New Business Notice, that the Company’s Board of Directors has acted to approve the Company’s taking steps to prepare for engagement in business of the sort described in the New Business Notice (an “Acceptance Notice”), and (ii) following such 45-day period the Employee gives written notice (“Resignation Notice”) to the Company of the Employee’s resignation from the Company’s employment (as well as his resignation from all other positions with the Company and other HMC Entities) effective as of a specified date not less than sixty (60) nor more than ninety (90) days after delivery of the Resignation Notice; then, the termination of the Employee’s employment accordingly at the date specified in such Resignation Notice shall constitute a Conforming Termination (provided, however, that if the Company elects to terminate Employee’s employment at an earlier time following receipt of the Resignation Notice, such termination by the Company at such earlier time shall constitute a Conforming Termination).
     (b) Covenant Not to Solicit or Interfere. The term “Company Party” means the Company and any affiliate (excluding natural persons), subsidiary or parent company of the Company, and HMC and any other HMC Entity. Employee agrees that during the Term, and for a period of two (2) years after the expiration or earlier termination of the Term (and thereafter for the duration of the Tail Period under Section 9(a)(ii) above if the Tail Period exceeds two (2) years), the Employee shall not, without the prior written consent of the Company’s Board of Directors (which consent may be granted or withheld in the Board’s sole and absolute discretion), directly or indirectly through the actions of any other individual or entity, whether for his own benefit or for that of another individual or entity, (i) solicit or recruit, or attempt to solicit or recruit, any individual who is now or at any time during the Term an employee of any Company Party, or induce or attempt to induce any such employee to terminate his or her employment with such Company Party; or (ii) solicit or recruit, or attempt to solicit or recruit, any individual or entity who is then, or at any time during the Term was, a customer or client of any Company Party which engages in a Competing Activity, or advise or induce any such individual or entity not to continue as a customer or client of such Company Party which engages in a Competing Activity, and shall not interfere with any renewal discussions or make any presentations or pitches or calls to any such customer or client.
     (c) Blue Pencilling. In the event any provision of this Section 9 is held by an arbitrator or court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way. Without in any way limiting the generality of the preceding sentence, in the event the covenant not to compete contained herein and/or the non-solicitation covenant contained herein, in the view of a court or arbitrator asked to rule upon the issue, is deemed unenforceable by reason of covering too large an area, too long a period of time or too many business activities, then the same shall be deemed to cover only the largest area, the longest time period or the most business activities, as the case may be, which will not render it unenforceable (as determined by the court or arbitrator, as applicable).
     (d) It is expressly recognized and agreed that the covenants set forth in this Section 9 are for the purposes of restricting the activities of Employee only to the extent necessary for the protection of the legitimate business interests of the Company and the other HMC Entities, and Company and Employee agree that said covenants are reasonable for that purpose.
     10. Proprietary Information. Employee acknowledges and agrees that certain non-public information obtained by Employee relating or pertaining to the Company Parties’ businesses, projects, products, services, trade secrets, confidential information (including customer lists, supplier lists, methods of operations and financial information), unpublished know-how (whether patented or unpatented) and other business information not easily accessible to other persons whether or not in the trade (collectively, the “Proprietary Information”), are proprietary in nature; provided, however, there shall be excluded from the meaning of Proprietary Information any information which is or becomes generally known within the industry through some non-confidential source other than Employee. Employee acknowledges that the Proprietary Information shall be considered by Employee to be confidential, and Employee covenants and agrees not publish, disclose or reveal (whether directly or indirectly) any part of the Proprietary Information to any entity or person or use the same for his own purposes or personal gain or the purposes of others, during the term of this Agreement or after its termination or expiration. Upon termination (voluntary or otherwise) of Employee’s employment with the Company, Employee will return to the Company all things belonging to the Company, and all documents, records, notebooks and tangible articles containing or embodying any Proprietary Information, including copies thereof, then in Employee’s possession or control, whether prepared by Employee or others, will be left with the Company and shall not be retained by Employee (including but not limited to any such information or copies contained in any computer or electronic, magnetic or other form of media or memory including but not limited to a hard drive, cd, dvd or diskette).
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     11. Remedies. Employee acknowledges that Employee’s services are of a special, unique, unusual, extraordinary and intellectual character with regard to the operation, management and development of the Company’s businesses and that with respect to each and every breach or violation or threatened breach or violation by Employee of any terms and conditions of this Agreement by Employee (including but not limited to Sections 7, 8, 9 and 10 above), the Company’s and HMC’s (or other Company Party’s) remedies at law may be inadequate and that the Company and HMC (and/or other Company Party), in addition to all other remedies available to it at law or in equity (including without limitation, specific performance of the provisions hereof), shall be entitled to seek to enjoin the commencement or continuance thereof and may, with notice to Employee, apply to any court of competent jurisdiction for entry of equitable relief, including, without limitation, an immediate restraining order or injunction. Employee further agrees that Sections 7, 8, 9 and 10 shall be enforceable by Company and HMC (and/or other Company Party) whether or not there is any claim of breach of any other term of this Agreement, and the parties hereto acknowledge and agree that if any of such provisions of this Agreement were violated or not performed by Employee in accordance with their specific terms or were otherwise breached, irreparable damage to the Company and HMC and their subsidiaries and businesses (and/or other Company Party) would occur and it would be extremely impracticable and difficult to measure damages. Accordingly, in addition to any other rights and remedies to which the parties may be entitled by law or equity, the Company and HMC (and/or other Company Party) shall be entitled to an injunction or injunctions to prevent or cure Employee’s breaches of the provisions of this agreement and to enforce specifically the terms and provisions hereof including without limitation Sections 7, 8, 9 and 10 hereof, and Employee expressly waives (a) any defense that a remedy in damages will be adequate and (b) any requirement, in an action for specific performance, injunction or other relief, for the posting of a bond. The Company and HMC (and/or other Company Party) may pursue any of the remedies described in this Section 11 concurrently or consecutively in any order as to any such breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any of the other of such remedies. In the event that a court of any jurisdiction holds this Agreement wholly or partially unenforceable because of the breadth of its scope or otherwise, it is the intention of the Company and the Employee and HMC that such a holding shall not bar or in any way affect the Company’s or HMC’s (and/or other Company Party’s) right to relief in the courts of any other jurisdiction within the scope of this Agreement.
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12.	Termination.
          (a) Death or Disability. In the event Employee dies or becomes “disabled” (as defined below) during the Employment Period, the Employee’s employment shall terminate on the date on which death occurs or on which the Employee becomes disabled, and the sole remaining obligations of the Company under this Agreement shall be to pay to Employee or Employee’s named beneficiary or heirs (1) any unpaid salary amounts due Employee for the period through and until the date of Employee’s disability or death, (2) any unpaid EBITDA Bonus (earned under Section 3(b) hereof) for any Bonus Year ended on or prior to the employment termination date, and (3) the Pro-Rata Bonus (as defined in paragraph (c) below), if any, and (4) in the event of termination of employment due to Employee’s death within 6 months before the end of the Initial Term or due to his death within 6 months before the end of the Extension Term, as the case may be, then payment also of the applicable Term Bonus for such term, if any, that would have been payable if he had not died and he had continued his employment through the end of such term, as the case may be (subject in any event to deduction of the prior Advance Payments in calculating the Term Bonus payable). For purposes of this Agreement, Employee shall be considered “disabled” when, as the result of physical or mental injury or illness, Employee becomes physically or mentally incapable of fulfilling the duties, responsibilities and obligations of the Employee under this Agreement for a period of ninety (90) or more consecutive days.
          (b) Cause. The Company may terminate Employee’s employment and all the Company’s and HMC’s obligations hereunder by written notice to Employee, for “Cause” (as defined below). For purposes of this Agreement, “Cause” shall be defined as willful misconduct or intentional or continual failure to perform stated and material duties after reasonable notice and opportunity to cure any failure or default, a breach of fiduciary duties where such breach is made known to Employee and Employee is given a reasonable opportunity to remedy or cure the breach; or if: (1) Employee commits any acts of dishonesty, fraud, misrepresentation or moral turpitude; (2) Employee violates any of the material policies or terms of the employee handbook previously provided to Employee which constitutes conduct described in subparagraph (3) or (4) of this Section 12(b); (3) Employee engages in any conduct that may give rise to liability of the Company or HMC under applicable laws, including but not limited to, laws relating to discrimination and harassment in employment; or (4) Employee engages in conduct detrimental to the business, reputation, character or standing of the Company or HMC. The Company shall notify Employee in writing of its intent to terminate Employee’s employment for Cause. The Employee’s termination for Cause shall not be effective prior to the time when and if a resolution is duly adopted by an affirmative vote of a majority or more of the members of the Board of Directors of the Company stating that, in the good faith opinion of such affirming Board members, the Employee’s conduct constitutes Cause (as defined herein) for termination of employment for Cause; provided, however, that the Employee shall have been given the opportunity to cure any act or omission that constitutes Cause if capable of cure and, together with counsel, prior to the adoption of the Board’s resolution, shall have been given the opportunity to be heard by the Board. In the event the Company terminates employment of Employee for Cause (as defined above), or in the event Employee leaves the employment of Company on Employee’s own initiative, the Company and HMC shall be obligated to: (1) pay Employee any unpaid salary amounts due Employee for the period through and until the date of termination of Employee’s employment, (2) pay Employee any unpaid EBITDA Bonus (earned under Section 3(b) hereof) for any Bonus Year ended prior to the employment termination date, (3) reimburse the Employee for his out-of-pocket business expenses incurred on behalf of the Company or HMC for which reimbursement is requested and payable in accordance with HMC’s expense reimbursement policies, and (4) make payment to Employee if required under any employee benefit plans in accordance with their terms; and neither the Company nor HMC shall be obligated to make any further salary, bonus or other payments to Employee (although either the Company or HMC has the right to pay a Tail Payment if applicable under Section 9(a)(ii) hereof).
          (c) Other. The Company may at any time terminate Employee’s employment for reasons other than for Cause, in the sole discretion of the Company, by written notice to Employee. In the event that Employee’s employment is terminated by the Company other than for Cause, death or disability, the Company shall be obligated to: (1) continue to pay Employee his salary then in effect for the shorter of (i) the remainder of the Employment Period then in effect and (ii) a period of twelve (12) months after the date of termination; except that if the Company EBITDA for the last Bonus Year ended prior to the termination date is greater than 80% of the applicable EBITDA Budget for such year, then the period of post-termination salary payment under this clause (ii) shall be equal to 50% of the remainder of the Employment Period then in effect (but only if such 50% period is longer than the 12-month period otherwise provided in this clause (ii)), (2) pay Employee any unpaid EBITDA Bonus (earned under Section 3(b) hereof) for any Bonus Year ended on or prior to the employment termination date, (3) pay Employee a pro-rata portion of the bonus described in Section 3(b) hereof (the “Pro-Rata Bonus”) for the Bonus Year in which the termination of employment occurs (the “Termination Year”), which Pro-Rata Bonus shall be calculated and paid as provided below, (4) pay Employee the Term Bonus in respect of such termination, as determined and payable as provided in Section 3(c)(ii) hereof, and the Supplemental Bonus (if any) as determined and payable as provided in Section 3(c)(iv) hereof, (5) reimburse the Employee for his out-of-pocket business expenses incurred on behalf of the Company or HMC for which reimbursement is requested and payable in accordance with HMC’s expense reimbursement policies, and (6) make payment to Employee if required under any employee benefit plans in accordance with their terms; and neither the Company nor HMC shall be obligated to make any further salary, bonus or other payments to Employee.
The Pro-Rata Bonus shall be calculated and paid as provided under Section 3(b) but in accordance with the following adjustments. The “Company EBITDA” for purposes of applying the formula to calculate the EBITDA Bonus in Section 3(b) shall be equal to the product of (A) the Company EBITDA, as calculated for the period from January 1 of the Termination Year through the date of termination of Employee’s employment, multiplied by (B) a fraction, the numerator of which is 365, and the denominator of which is the number of days from and including January 1st of the Termination Year through the date of termination (the “Employment Days”); and the resulting EBITDA Bonus shall be multiplied by the following fraction to calculate the Pro-Rata Bonus: a fraction, the numerator of which is the number of Employment Days and the denominator of which is 365 days. For example, if the termination date was September 30 of the Termination Year, then the Employment Days would be 273; and if the Company EBITDA for the period through September 30 of the Termination Year was $2,750,000, and if the applicable EBITDA Budget for the Termination Year was $3,000,000, then the Pro-Rata Bonus in such case would be $161,068 [this $161,068 result is computed by multiplying the $2,750,000 Company EBITDA through September 30 by the fraction 365/273, resulting in “Company EBITDA” of $3,676,740 for purposes of applying the bonus formula in Section 3(b), which results in a bonus number equal to the sum of (i) $50,000, plus (ii) (0.20 x ($3,626,740 - $3,000,000)), which calculation results in an EBITDA Bonus of $175,348 (or the applicable Bonus Cap, if smaller) that is then multiplied by the fraction 273/365 resulting in a Pro-Rata Bonus of $131,150 (or less, if the Bonus Cap applied) in this assumed case.]
          (d) Payment of Bonuses. This is to clarify that any EBITDA Bonus or Pro-Rata Bonus required to be paid under the foregoing paragraphs of this Section 12, are payable in cash or registered shares of HMC’s common stock, or partially in cash and partially in registered stock, as determined by HMC in its sole discretion. If HMC elects to pay any portion of such a bonus in shares of stock, HMC shall issue and deliver to the Employee (or to the applicable payee in the case of Section 12(a) above), on or within 10 days after the applicable payment date (the “Issue Date”) for such payment, such number of shares of common stock of HMC (or its successor) equal to the quotient of (i) the dollar amount of the bonus to be paid in stock (the “Stock Payment Amount”), divided by (ii) the “Fair Market Value” (as defined in this Agreement above) per share of such common stock as of such Issue Date. Any such stock issuances are subject to withholding if applicable as provided under Section 3(g) hereof. The Employee shall comply, in connection with any sales of such shares, with any request by HMC of the Employee to coordinate such sales with or through one or more market makers or other registered broker/dealers designated by HMC.
     13. General.
          (a) Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, or when sent by overnight delivery service with obtained signature for delivery, or by facsimile upon confirmation of successful transmission of the facsimile (if hard copy is sent by one of the foregoing methods).

if to Employee at:	390 West Mountain Road,
Ridgefield, CT 06877
Attention: Brett West
Telecopier No.: (203) 438-0043

and if to Company at:	Showtimes.com, Inc.
2255 Glades Road
Suite 221A
Boca Raton, FL 33431
Attention: Mitchell Rubenstein, Co-Chief Executive Officer
Telecopier No.: (561) 998-2974

with a copy to:
Showtimes.com, Inc.
2255 Glades Road
Suite 221A
Boca Raton, FL 33431
Attention: Brian Walsh, Associate General Counsel

and if to HMC at:	Hollywood Media Corp.
2255 Glades Road
Suite 221A
Boca Raton, FL 33431
Attention: Mitchell Rubenstein, Chief Executive Officer
Telecopier No.: (561) 998-2974

with a copy to:
Hollywood Media Corp.
2255 Glades Road
Suite 221A
Boca Raton, FL 33431
Attention: Brian Walsh, Associate General Counsel
          (b) Assignment; Etc. This Agreement shall inure to the benefit of, and shall be binding upon, the Company and its successors and assigns, including any person or entity with which the Company may merge, consolidate, or transfer more than 50% of its assets (including assignment of this Agreement). Insofar as the Employee is concerned, this Agreement, being personal, cannot be assigned by Employee, and Employee shall not assign or delegate any rights or obligations hereunder and any attempted or purported assignment or delegation shall be void.
     Continuation of Agreement in a Sale, Optional 6-month term. Nothing in this Agreement shall preclude or impair the Company from (a) consolidating or merging into or with another entity, or (b) transferring all or any substantial portion of its assets (which may include this Agreement) to another person or entity which assumes this Agreement and the obligations of the Company hereunder in writing. Upon such consolidation, merger, or transfer of assets and assumption, the term “the Company” as used herein, shall mean such surviving or consolidated entity or such assignee, as the case may be, and this Agreement shall continue in full force and effect, except that (i) upon and following any such event (a “Change Transaction”), or in the event that a person or entity not previously affiliated with the Company or HMC acquires more than 50% of the Company’s capital stock (or more than 50% of the voting power of such capital stock) (also referred to as a “Change Transaction”), HMC shall have no obligations under this Agreement (it being agreed, however, that HMC and other HMC Entities shall continue to be protected from Employee’s competing activities under Section 9 hereof during the Term and subsequent Tail Period), (ii) upon and following such assignment and assumption of this Agreement in the case of asset transfer, the party which is the “Company” hereunder as of the time immediately prior to the closing of such transaction (the “Prior Company”) shall have no obligations under this Agreement other than the payment of salary through the period ending on the date of closing of the asset transfer, and payment of the Sale Bonus if one is due in respect of such transaction (and the assignee (the “New Company”) will not be obligated to pay such Sale Bonus unless the New Company also expressly assumes the obligation to pay such Sale Bonus, in which event the New Company but not the Prior Company shall be obligated to pay the Sale Bonus), and (iii) the entity which is the “Company” hereunder as of the time immediately preceding a Change Transaction shall have the right to designate and change in its discretion the last day of the Term of this Agreement to a specified date (the “Ending Date”) not more than 180 days following the date of closing of the Change Transaction, by giving written notice of the Ending Date to the Employee not less than 15 days prior to the closing of the Change Transaction, and if such notice is given the Employment Period will continue until and will expire on the Ending Date (and the Employee’s salary during such period will stay at the same rate as in effect at the time of the closing of the Change Transaction).
     Termination of Agreement in a Sale, at Company’s Option. Notwithstanding anything to the contrary in this Agreement, in the event of the closing of a transaction (a “Sale Transaction”) in which the Company or its business is acquired by a person or entity not previously affiliated with the Company or HMC, including any transaction in which: (1) the Company is merged or consolidated with another entity, (2) 50% or more of the Company’s assets are purchased, or (3) more than 50% of the Company’s capital stock (or more than 50% of the voting power of such capital stock) is acquired, then the entity which is the “Company” hereunder as of the time immediately preceding the Sale Transaction shall have the right to terminate this Agreement effective as of the time immediately preceding the closing of the Sale Transaction, by giving written notice to the Employee not less than 15 days prior to the closing of the Sale Transaction (but such termination shall be effective only if the closing occurs). If such notice is given and the closing of the Sale Transaction and such termination of this Agreement occurs, then such termination shall constitute a termination without “Cause” to which Section 12(c) applies (and the Employee shall accordingly receive the amounts payable under Section 12(c)) except that if such transaction constitutes a “Company Sale” under Section 3(c)(i) hereof then (x) the Employee shall be paid the Sale Bonus if one is due in respect of such transaction, and (y) the Term Bonus shall not be payable in respect of such transaction or termination notwithstanding Section 12(c) or any provision hereof to the contrary.
     Nothing in this Agreement nor the existence hereof shall restrict or prohibit (i) the ability of the Company to sell, assign, mortgage, pledge or hypothecate any of its assets, nor (ii) the ability of any holder (other than the Employee, as provided herein) of the Company’s capital stock or other securities or debt to sell, assign, mortgage, pledge or hypothecate any of such rights or assets.

          (c) Governing Law; Venue; Service. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without regard to the principles or policies of conflicts of laws of such state. Any claim or controversy arising out of or relating to this Agreement or a breach hereof shall, upon the request of any party involved, be submitted to and settled by arbitration in the County of Palm Beach, Florida, as further provided in paragraph (g) below. The decision made pursuant to such arbitration shall be binding and conclusive on all parties involved; and a judgment upon such decision may be entered in the highest court of any state or federal forum having jurisdiction, and the parties agree to be subject to the jurisdiction of the respective federal and state courts located in Palm Beach County, Florida, and that service of process on any party may be accomplished by notice as provided in Section 13(a) above. Notwithstanding the foregoing provisions of this paragraph (c) or the provisions of paragraph (g) below, the request by either party for specific performance or preliminary or permanent injunctive relief to enforce this Agreement, whether prohibitive or mandatory, shall not be subject to mandatory arbitration under this Agreement and may be adjudicated only by the courts of the State of Florida or the U.S. District Court in Florida which are located in Palm Beach County, Florida, and all parties hereby consent to the personal jurisdiction of such court.
          (d) Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
          (e) Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.
          (f) Amendment. This Agreement may not be amended or modified other than by written instrument executed by all of the parties hereto, or in the case of waiver, by the party waiving compliance.
          (g) Arbitration. Except for claims for specific performance or preliminary or permanent injunctive relief which are required to be heard by a court as provided in paragraph (c) above, all parties including the Employee and the Company and HMC agree that any and all disputes and claims arising out of or related to Employee’s employment by the Company or the termination thereof or otherwise under this Agreement, shall be submitted to binding arbitration in Palm Beach County, Florida pursuant to the then-existing model employment dispute rules of the American Arbitration Association (“Rules”), before three (3) arbitrators to be selected pursuant to the then-existing Rules. Employee hereby acknowledges, understands and agrees that, in agreeing to submit such disputes and/or claims to arbitration, both Employee and Company and HMC each give up the right to have the dispute(s) or claims(s) heard in a court of law by a judge or jury. However, nothing herein shall in any way limit either Employee’s or Company’s or HMC’s statutory rights and/or remedies, all of which are reserved and may be alleged in the arbitration process, and nothing herein shall in any way limit Company’s or HMC’s rights under Section 11 hereof. By signing this Agreement, Employee understands that Employee may not have a jury decide any dispute or claim required to be submitted to arbitration hereunder, but that any such dispute or claim shall be decided only by the arbitrators. The arbitrators shall issue a written decision, including the arbitrators’ written findings and conclusions upon which any award is based. Each party shall bear its own costs and expenses and an equal share of the arbitrators’ and administrative fees of arbitration. Any arbitration award made hereunder may be docketed for enforcement in any court of competent jurisdiction as provided in paragraph (c) above.
          (h) Waiver. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or waiver of the breach of any other term or covenant contained in this Agreement.
          (i) Agents for Company for this Agreement. The parties agree that Brett West (the Employee) shall not and is not permitted to take any action or make any decision for or on behalf or in the name of the Company and/or HMC or any other HMC Entity with respect to the Company’s or any other such entity’s exercise of its rights under or with respect to this Agreement.
          (j) Severability. Invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provisions.
          (k) SEC Filing. Employee acknowledges that HMC may file this Agreement as part of its filing requirements with the U.S. Securities and Exchange Commission and Employee consents to such filing as determined and made by HMC in its sole discretion.
          (l) Confidentiality of this Agreement. Employee agrees to hold in strict confidence, and not to disclose, discuss, communicate or reveal the existence and/or terms of this Agreement or the rights or obligations arising hereunder, to any person or entity (including any and all employees and personnel of HMC and/or its subsidiaries and affiliates, other than HMC’s CEO or President or attorneys employed by HMC’s legal department), other than to Employee’s spouse, advisors, accountants and lawyers who also agree to hold the existence of this Agreement and the terms hereof in confidence, without the clear and express prior written consent of HMC.
          (m) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.
     14. Survival After Termination of Employment. The provisions of Sections 3, 7, 8, 9, 10, 11, 12, 13 and this Section 14 shall survive any termination of the Employee’s employment under this Agreement for any reason, whether by the Company, HMC or the Employee.
     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

COMPANY:	EMPLOYEE:

Showtimes.com, Inc.

By: /s/ Laurie S. Silvers	/s/ Brett West

Name: Laurie S. Silvers	Brett West
Title: Co-Chief Executive Officer

HMC:

Hollywood Media Corp.

By: /s/ Scott Gomez
Name: Scott Gomez
Name: Scott Gomez Title: Chief Accounting Officer

EXHIBIT “A”
Incentive Compensation
     1. For purposes of this Agreement, “Company EBITDA” for any specified period means the Company’s Net Income for such specified period, plus (i) federal income taxes deducted in determining Net Income for that period, (ii) any interest on indebtedness for borrowed money deducted in determining Net income for that period, and (iii) any depreciation expense and amortization expense deducted in determining Net Income for that period.
2.	For purposes of this Agreement, “EBITDA Budget” is as follows for the following “Bonus Years” (subject to adjustment as provided):
          EBITDA Budget:

Bonus Year
(12 months ending
December 31:)	EBITDA Budget:
2005:	$2,200,000
2006:	$2,640,000
2007:	$3,168,000
2008:	$3,801,600
2009:	$4,561,920
2010:	$5,474,305
2011:	$6,569,165
Each Bonus Year is a 12 consecutive month (one calendar year) period ending on December 31 of the year indicated. The parties agree that in the event that the Company or HMC or any of their respective subsidiaries purchases or acquires (by stock purchase, merger, asset purchase or otherwise) any business unit or operations or assets of Tribune Company or Tribune Media Services, such acquisition shall result in an adjustment to the EBITDA Budget in the same manner as any other acquisition under Section 3 below.
     3. Adjustment of EBITDA Budget. Unless otherwise provided in Section 3(d) of this Agreement in a particular case, from time to time if and when the Company or HMC closes an acquisition, after the date of this Agreement, of a business to be included in the calculation of Company EBITDA (“Acquired Business”), the Projected EBITDA (as defined below) expected to result from the Acquired Business shall be added to the EBITDA Budget (as then in effect) for the periods from and after the date of the closing, as adjusted for an assumed growth rate for Projected EBITDA of 20% per year (resulting in increasing adjustments to the EBITDA Budget from year to year accordingly), and the resulting adjusted EBITDA Budget numbers shall thereupon be the EBITDA Budget for such periods. The term “Projected EBITDA” means the annual increase in Company EBITDA expected to result from the acquisition (after adjustment to reflect cost reductions, revenue growth, and other expected adjustments planned to occur in connection with or following the closing of the acquisition), as determined and presented to the Company’s and/or HMC’s Board of Directors or Compensation Committee in good faith by HMC’s principal accounting officer (which person currently is Scott

Gomez, HMC’s Chief Accounting Officer), with input from the Employee, Brett West. The Company’s Board of Directors and HMC’s Chief Executive Officer shall in good faith review the EBITDA Budget from time to time, with input from the Employee, to take into account the effect of any significant corporate transaction closing after the date of this Agreement (e.g., an acquisition (other than an Acquired Business addressed above) or disposition by the Company of a significant subsidiary or any significant assets, a recapitalization or refinancing of the Company, etc.) and shall take such action, if any, as they shall in good faith deem and agree to be necessary to adjust the EBITDA Budget in light of any such transaction and the EBITDA Budget as so adjusted shall become the EBITDA Budget for purposes of this Agreement. The parties further agree that the EBITDA Budget shall be adjusted in the manner contemplated above to adjust for the recent CinemasOnline Acquisition which closed prior to this Agreement in November 2005.
     4. Company EBITDA shall be determined in good faith by HMC’s principal accounting officer based upon (a) generally accepted accounting principles in the U.S.A. (“GAAP”) and (b) the Company’s financial statements prepared in accordance with GAAP. Employee shall have the right to review any documents related to the calculation of Company EBITDA and to receive a written explanation of how the Company EBITDA was determined for each Bonus Year.
Signatures confirming this Exhibit A, dated March 30, 2006:

/s/ Brett West
Employee: Brett West
Employee: Brett West

Company: Showtimes.com, Inc.

By: /s/ Laurie S. Silvers

Name: Laurie S. Silvers
Title: Co-Chief Executive Officer

HMC: Hollywood Media Corp.

By: /s/ Scott Gomez

Name: Scott Gomez
Title: Chief Accounting Officer